Exhibit C-1
                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION

Joint Petition of Dominion Resources, Inc.,    )
Consolidated Natural Gas Company and           )
AGL Resources Inc., for  Approval of a         )        Case No. PUA00__________
Stock Purchase Agreement under Chapter 5       )
of Title 56 of the Code of Virginia            )


                                 JOINT PETITION

Edward L. Flippen
Stephen H. Watts, II
Kodwo Ghartey-Tagoe
David K. Dewey
McGuire, Woods, Battle & Boothe LLP
One James Center
901 E. Cary Street
Richmond, Virginia 23219

James F. Stutts
Vice President and General Counsel
Dominion Resources, Inc.
120 Tredegar Street
Richmond, Virginia 23219

J. Alan Crittenden
Deputy General Counsel
Dominion Resources, Inc.
625 Liberty Avenue, CNG Tower
Pittsburgh, Pennsylvania  15222-3199

Donald A. Fickenscher
Chief Counsel and Corporate Secretary
Virginia Natural Gas, Inc.
5100 East Virginia Beach Boulevard
Norfolk, Virginia 23502

Paul R. Shlanta
Senior Vice President and General Counsel
AGL Resources Inc.
817 West Peachtree Street, N.E., Suite 1000
Atlanta, Georgia 30308                                             June 22, 2000

                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION


Joint Petition of Dominion Resources, Inc.,    )
Consolidated Natural Gas Company and           )
AGL Resources Inc., for  Approval of a         )        Case No. PUA00__________
Stock Purchase Agreement under Chapter 5       )
of Title 56 of the Code of Virginia            )

                                 JOINT PETITION

     Dominion Resources, Inc., ("DRI"), Consolidated Natural Gas Company ("CNG") and AGL Resources Inc. ("AGLR") (collectively, the "Petitioners" or "Parties") hereby request approval under Chapter 5 of Title 56 of the Code of Virginia (ss. 56-88 et seq.) for a transaction under which AGLR will acquire control of Virginia Natural Gas, Inc., ("VNG") directly from CNG and indirectly from DRI. A completed Transaction Summary in support of this Joint Petition is contained in
Exhibit 1. In support of this Joint Petition, DRI, CNG and AGLR respectfully state as follows:

INTRODUCTION

     1. Subject to certain regulatory approvals and other conditions, AGLR and CNG have entered into a Stock Purchase Agreement ("Agreement") pursuant to which AGLR will purchase all of the issued and outstanding shares of capital stock of VNG, a Virginia public utility, and VNG will become a wholly-owned subsidiary of AGLR (the "Transaction"). A copy of the Agreement is contained in Exhibit 2. The Transaction will result in a change of control of VNG requiring the approval of the Commission under Chapter 5 of Title 56 of the Code of Virginia. The Transaction will neither jeopardize nor impair VNG's provision of adequate service to the public at just and reasonable rates. To the contrary, VNG will become a valued member of the AGLR corporate family, which has a demonstrated record of providing safe, efficient and reliable natural gas service and which has the corporate and financial resources, operational experience and commitment needed for the continued successful operation of VNG. VNG will continue to provide natural gas service to existing customers, and to add new customers throughout its Virginia service area, consistent with its obligation to serve.

THE PARTIES

     2. DRI is a Virginia corporation and a registered "holding company" subject to regulation as such by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("1935 Act"). The corporate address of DRI is:

                           Dominion Resources, Inc.
                           120 Tredegar Street
                           Richmond, Virginia 23219
                           (804) 819-2000 (phone)

Copies of DRI's 1999 Annual Report to Shareholders and subsequent SEC Form 10-Q are contained in Exhibit 3.

     3. CNG, a Delaware corporation, is a wholly-owned subsidiary of DRI and is also a registered "holding company" as defined in the 1935 Act. CNG's corporate address is:

                           Consolidated Natural Gas Company
                           625 Liberty Avenue
                           Pittsburgh, PA  15224
                           (412) 690-1000 (phone)

Copies of CNG's 1999 SEC Form 10-K and all subsequent SEC Form 10-Q are contained in Exhibit 4.

     4. VNG is a Virginia public service corporation that provides natural gas service to approximately 230,000 customers in the cities of Norfolk, Virginia Beach, Chesapeake, Suffolk, Newport News, Hampton, Williamsburg, and Poquoson, and the counties of James City,

Hanover, and York. It is also certified by the Commission to provide natural gas service in the counties of Charles City, New Kent, Gloucester, King William, King and Queen, Essex, Middlesex and Mathews. VNG is a wholly-owned subsidiary of CNG. VNG's corporate address is:

                           Virginia Natural Gas, Inc.
                           5100 East Virginia Beach Boulevard
                           Norfolk, Virginia 23502
                           (757) 466-5502 (phone)

Financial statements for VNG for the past five years are contained in Exhibit 5. VNG joins in this Joint Petition for the purpose of expressing its approval and support of the Transaction and its intention to cooperate fully in these proceedings toward the end that the Transaction be approved.

     5. AGLR is a Georgia corporation operating as the holding company for Atlanta Gas Light Company ("AGLC") and its wholly-owned subsidiary, Chattanooga Gas Company ("Chattanooga"), and for interests in several non-utility subsidiaries and joint ventures. For the year ended September 30, 1999 AGLR had total assets of $1,969 million, net utility plant of $1,517 million, total operating revenues of $1,069 million, operating margin of $523.9 million and net income of $74.4 million. AGLR's current credit ratings are Baa1 by Moody's Investors Service, A- by Fitch Investors Service, Inc. and BBB+ by Standard & Poor's Corporation./1/

     6. At September 30, 1999, AGLC and Chattanooga had between them approximately 1,484,405 customers, 28,803 miles of distribution mains, 27,337 miles of service lines and 7,030,000 Mcf of liquefied natural gas storage. As of the same date, the consolidated

--------
1 To evaluate the effect of the acquisition, the rating agencies have issued a credit watch for AGLR, as is customary for similar transactions.

AGLR system had some 2,892 full-time employees. AGLR is a "holding company" exempt from all provisions of the 1935 Act, except ss. 9(a)(2). AGLR's corporate address is:

                           AGL Resources Inc.
                           817 West Peachtree Street, N.E.
                           Suite 1000
                           Atlanta, Georgia 30308
                           (404) 584-3430 (phone)

A copy of AGLR's 1999 Annual Report to Shareholders and subsequent SEC Form 10-Qs are attached to this Joint Petition as Exhibit 6. Counsel of record for DRI, CNG, VNG and AGLR in this proceeding are:

                  Counsel for all Petitioners:

                           Edward L. Flippen
                           Stephen H. Watts, II
                           Kodwo Ghartey-Tagoe
                           David K. Dewey
                           McGuire, Woods, Battle & Boothe LLP
                           One James Center, 901 E. Cary Street
                           Richmond, Virginia 23219
                           (804) 775-1000 (phone)

                  Counsel for DRI and CNG:

                           James F. Stutts
                           Vice President and General Counsel
                           Dominion Resources, Inc.
                           120 Tredegar Street
                           Richmond, Virginia 23219
                           (804) 819-2000 (phone)

                           J. Alan Crittenden
                           Deputy General Counsel
                           Dominion Resources, Inc.
                           625 Liberty Avenue, CNG Tower
                           Pittsburgh, Pennsylvania  15222-3199
                           (412) 690-1240 (phone)

                  Counsel for VNG:

                           Donald A. Fickenscher
                           Chief Counsel and Corporate Secretary
                           Virginia Natural Gas, Inc.
                           5100 East Virginia Beach Boulevard
                           Norfolk, Virginia 23502
                           (757) 466-5502 (phone)

                  Counsel for AGLR:

                            Paul R. Shlanta
                            Senior Vice President and General Counsel
                            AGL Resources Inc.
                            817 West Peachtree Street, N.E.
                            Suite 1000
                            Atlanta, Georgia 30308
                            (404) 584-3430 (phone)


THE TRANSACTION

     7. In its September 17, 1999 order approving the merger of DRI and CNG in Case No. PUA990020, the Commission adopted as a condition of approving such merger that DRI, CNG or both sell and dispose of VNG and all of its assets, including the intrastate pipeline that connects VNG's service territory to the interstate pipeline facilities of CNG, to a purchaser that is not affiliated with DRI, CNG, Virginia Electric and Power Company ("Virginia Power") or VNG. DRI's divestiture of VNG was also required by the Federal Trade Commission ("FTC") in a Decision and Order issued November 4, 1999 ("Consent Order") in
connection   with  its   investigation   of  the   DRI/CNG   merger   under  the
Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HRS Act"). The DRI/CNG merger was consummated on January 28, 2000. Subsequently, DRI began the process for disposition of VNG, which included an open auction, in which AGLR was the successful bidder. AGLR is not affiliated with DRI, CNG, Virginia Power or VNG. Accordingly, the Agreement has been entered into to satisfy the requirements of the Commission's order in Case No. PUA990020 and the FTC's Consent Order. Proof of the
approval of the Agreement by the boards of directors of the parties is contained in Exhibit 7. The Agreement contemplates that the Transaction will be consummated by December 31, 2000, but the parties intend to close by September 30, 2000, which is the end of AGLR's current fiscal year.

     8. Under the terms of the Agreement, CNG will sell, convey, transfer, assign, and deliver to AGLR all of the issued and outstanding shares of capital stock of VNG for $550 million, payable in cash at the closing. The purchase price is subject to adjustment to the extent that, at the closing, VNG's working capital deviates from a specified level. Further, CNG must refund $50 million of the purchase price if Dominion does not join AGLR in making an election under
Section 338(h)(10) of the Internal Revenue Code with respect to the purchase. As a result of the Transaction, the common stock of VNG will not be changed, but it will be owned directly or indirectly by AGLR. AGLR will continue to be located in Atlanta, Georgia, while VNG's operating headquarters will continue to be located in Norfolk, Virginia. Current and post-Transaction organizational charts of AGLR are contained in Exhibit 8. Pro-forma financial statements for AGLR and VNG are contained in Exhibit 9.

     9. The Transaction, together with its financing activities and intrasystem service arrangements, is required to be approved by the SEC under the 1935 Act, and upon consummation of the Transaction AGLR will register with the SEC as a holding company under ss. 5 of the 1935 Act. The Transaction is not required to be cleared under the HSR Act, but prior approval of the Transaction must be obtained from the FTC under the Consent Order. The Transaction is not required to be approved by the Federal Energy Regulatory Commission. This Commission is the only state regulatory authority required to approve the Transaction. As soon as possible, AGLR will file in a separate proceeding for such Commission approvals as are required under Virginia law for issuance of securities by VNG and for affiliate relationships between VNG and members of the AGLR corporate family associated with the Transaction.

     10. The Transaction will not impair or jeopardize adequate service at just and reasonable rates to VNG's customers. VNG will continue to abide by its approved tariffs and contracts, and it will fully honor its obligations to customers and to all regulatory authorities.

     11. The Transaction will not impair or in any way diminish the financial, technical or managerial fitness of VNG to continue to provide continuous and adequate natural gas service to its Virginia customers. To the contrary, VNG will become a valued member of the AGLR corporate family, which has a demonstrated record of providing safe, efficient and reliable natural gas service and which has the financial resources, operational experience and commitment needed for VNG to continue to provide adequate service at just and reasonable rates. VNG will also benefit from AGLR's extensive experience with its retail customer choice program in Georgia. As a result of Georgia's Deregulation Act, AGLC continues to provide intrastate delivery service through its existing pipeline system to end-use customers in Georgia, but AGLC has exited the natural gas sales function. AGLC now bills marketers for the services that it provides to them, and on their behalf. As of October 1, 1999, AGLC was delivering natural gas to approximately 1.4 million residential and small business end-use customers in Georgia on behalf of approximately 15 marketers and to approximately 700 large commercial and industrial customers on behalf of approximately 40 poolers. AGLC serves approximately 240 communities throughout Georgia including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta. To show the impact of the Transaction on VNG, a report has been prepared by AGLR to reflect Transaction-related benefits to VNG. A copy of that report is contained in Exhibit 10.

     12. AGLR and VNG will work to minimize workforce reductions through a combination of growth, reduced hiring and attrition. All collective bargaining agreements will be honored.

     WHEREFORE, DRI, CNG and AGLR respectfully request this Commission to (A) issue an Order approving their Joint Petition and granting all approvals that are required under Chapter 5 of Title 56 of the Code of Virginia and regulations thereunder for the Transaction and (B) issue a letter certifying to the SEC that the Commission (1) has the resources to, and does currently exercise, regulatory jurisdiction over the rates, services and operations of VNG and (2) that it will continue to exercise that jurisdiction following completion of the Transaction.

                                           Respectfully submitted,

                                           DOMINION RESOURCES, INC.



                                           By /s/ James L. Stutts
                                              -----------------------------
                                           Its VP and General Counsel



                                           DOMINION RESOURCES, INC.



                                           By /s/ Patricia A. Wilkerson
                                              -----------------------------
                                           Its VP & Corp Secy



                                           CONSOLIDATED NATURAL GAS COMPANY



                                           By /s/ James L. Stutts
                                              -----------------------------
                                           Its VP & General Counsel



                                           CONSOLIDATED NATURAL GAS COMPANY



                                           By /s/ Patricia A. Wilkerson
                                              -----------------------------
                                           Its VP & Corp Secy

                                           AGL RESOURCES INC.



                                           By /s/ Walter M. Higgins
                                              -----------------------------
                                           Its Chairman, President and CEO



                                           AGL RESOURCES INC.



                                           By /s/ Paul R. Shlanta
                                              -----------------------------
                                           Its Assistant Corporate Secretary



                                           VIRGINIA NATURAL GAS, INC.



                                           By /s/ William A. Fox
                                              -----------------------------
                                           Its Senior Vice President and Chief
                                           Executive Officer

                                  VERIFICATION

     I, James L. Stutts, V.P. and General Counsel of Dominion Resources, Inc., do solemnly swear that the facts stated in the foregoing petition and all appendices incorporated by reference, insofar as they relate to Dominion Resources, Inc., and its subsidiaries, are to the best of my knowledge and belief, true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.

                                            /s/ James L. Stutts

     Subscribed and sworn to before me this 21st day of June 2000.

                                            /s/ Cynthia L. Hutchenson
                                            Notary Public

     My commission expires: August 31, 2002

                                  VERIFICATION

     I, Patricia A. Wilkerson, V.P. & Corp. Secretary of Dominion Resources, Inc., do solemnly swear that the facts stated in the foregoing petition and all appendices incorporated by reference, insofar as they relate to Dominion Resources, Inc., and its subsidiaries, are to the best of my knowledge and belief, true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.


                                            /s/ Patricia A. Wilkerson

     Subscribed and sworn to before me this 21st day of June 2000.

                                            /s/ Cynthia L. Hutchenson
                                            Notary Public

     My commission expires: August 31, 2002

                                  VERIFICATION

     I, James F. Stutts, Vice Pres. & Gen. Cnsel of Consolidated Natural Gas Company, do solemnly swear that the facts stated in the foregoing petition and all appendices incorporated by reference, insofar as they relate to Consolidated Natural Gas Company, and its subsidiaries, are to the best of my knowledge and belief, true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.

                                            /s/ James F. Stutts

     Subscribed and sworn to before me this 21st day of June 2000.

                                            /s/ Cynthia L. Hutchenson
                                            Notary Public

     My commission expires: August 31, 2002

                                  VERIFICATION

     I, Patricia A. Wilkerson, V.P. & Corp. Secretary of Consolidated Natural Gas Company, do solemnly swear that the facts stated in the foregoing petition and all appendices incorporated by reference, insofar as they relate to Consolidated Natural Gas Company, and its subsidiaries, are to the best of my knowledge and belief, true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.

                                            /s/ Patricia A. Wilkerson

     Subscribed and sworn to before me this 21st day of June 2000.

                                            /s/ Cynthia L. Hutchenson
                                            Notary Public

     My commission expires: August 31, 2002

                                  VERIFICATION

     I, Walter M. Higgins, Chairman, President and CEO of AGL Resources Inc. do solemnly swear that the facts stated in the foregoing petition and all appendices incorporated by reference, insofar as they relate to AGL Resources Inc., and its subsidiaries, are to the best of my knowledge and belief, true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.

                                            /s/ Walter M. Higgins

     Subscribed and sworn to before me this 21 day of June 2000.

                                            /s/ Helen R. Bowen
                                            Notary Public

     My commission expires: [seal]

                                  VERIFICATION

     I, Paul R. Shlanta, Assistant Corporate Secretary of AGL Resources Inc., do solemnly swear that the facts stated in the foregoing petition and all appendices incorporated by reference, insofar as they relate to AGL Resources Inc., and its subsidiaries, are to the best of my knowledge and belief, true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.

                                            /s/ Paul R. Shlanta

     Subscribed and sworn to before me this 21 day of June 2000.

                                            /s/ Connie C. Harris
                                            Notary Public

     My  commission  expires:   Notary  Public,  Rockdale  County,  Georgia,  My
Commission expires March 17, 2002

                                INDEX OF EXHIBITS

Tab

1.   Transaction Summary

2. Stock Purchase Agreement, dated as of May 8, 2000 by and between AGL Resources Inc., as Buyer, and Consolidated Natural Gas Company, as Seller, Virginia Natural Gas, Inc. and Dominion Resources, Inc.

3. Dominion Resources, Inc. 1999 Annual Report to Shareholders and subsequent SEC Form 10-Q

4. Consolidated Natural Gas Company 1999 SEC Form 10-K and subsequent SEC Form 10-Q

5.   Virginia Natural Gas, Inc. Financial  Statements for the years 1995 through
     1999

6. AGL Resources Inc. 1999 Annual Report to Shareholders and subsequent SEC Form 10-Qs

7. Board resolutions for Consolidated Natural Gas Company and AGL Resources Inc. approving the Stock Purchase Agreement

8.   AGL Resources Inc. Current and Post-Transaction Organizational Charts

9. AGL Resources Inc. and Virginia Natural Gas, Inc. Pro-Forma Financial Statements

10.  AGL Resources Inc. Report on Transaction Effects

[Note:

Tab 1, the Transaction Summary, is included infra.

Tab 2, the Stock Purchase Agreement, is incorporated by reference to Exhibit B-1 to SEC File No. 70-9707, filed by AGL Resources Inc. on June 22, 2000.

Tab 3 includes two parts. Part 1, the 1999 Annual Report of Dominion Resources, Inc. is provided under cover of Form SE in accordance with a continuing hardship exemption under Rule 202 of Regulation S-T. Part 2, Dominion Resources, Inc. Form 10-Q for the quarterly period ended March 31, 2000 is incorporated by reference to SEC File No. 1-8489, filed on May 15, 2000.

Tab 4, the Consolidated Natural Gas Company Form 10-K for the year ended December 31, 1999 is incorporated by reference to SEC File No. 1-3196, filed on March 7, 2000.

Tab 5, the financial statements of Virginia Natural Gas, Inc. is provided under cover of Form SE in accordance with a continuing hardship exemption under Rule 202 of Regulation S-T.

Tab 6 included two parts. Part 1, the 1999 Annual Report of AGL Resources Inc. is provided under cover of Form SE in accordance with a continuing hardship exemption under Rule 202 of Regulation S-T. Part 2, AGL Resources Inc. Form 10-Q for the quarter ended December 31, 2000, is incorporated by reference to SEC File No. 1-14174, filed on February 14, 2000.

Tab 7, the Dominion Resources, Inc. Transcript from Minutes of Board of Directors Meeting for May 30, 2000, is included infra.

Tab 8, AGL Resources' Organizational Structure Chart is provided under cover of Form SE in accordance with a continuing hardship exemption under Rule 202 of Regulation S-T.

Tab 9, the Pro Form Financial Statements for AGL Resources Inc. and Virginia Natural Gas, Inc. are incorporated by reference to Exhibits FS-1 to FS-4 to SEC File No. 70-9707, filed by AGL Resources Inc. on June 22, 2000.

Tab 10, a Summary of the Preliminary Identification of Opportunities for Efficiency Gains and Cost Savings, is included, infra.]

                                                                       Exhibit 1

                         TRANSACTION SUMMARY - CHAPTER 5

1) Provide a copy of the agreement signed by the president or any vice president and the secretary or any assistant secretary of the parties.

          See Exhibit 2.

2)   Provide a clear summarization of the asset(s) in question.

          The assets in question are all of the issued and outstanding shares of the capital stock of Virginia Natural Gas, Inc. ("VNG").

3) Describe the proposed procedure and the terms and conditions of the transaction to include:

     a)   Historical and current use of property;

          VNG is a Virginia public service corporation that provides natural gas service to approximately 230,000 customers in the cities of Norfolk, Virginia Beach, Chesapeake, Suffolk, Newport News, Hampton, Williamsburg, and Poquoson, and the counties of James City, Hanover, and York. It is also certified by the Commission to provide natural gas service in the counties of Charles City, New Kent, Gloucester, King William, King and Queen, Essex, Middlesex and Mathews.

     b)   Proposed use of property;

          The proposed use will be the same as the current use.

     c)   Original cost of property;

          See  Exhibit 5.

     d)   Proposed sales price of property and method of determining  the price;
          and

          CNG will sell, convey, transfer, assign, and deliver to AGLR all of the issued and outstanding shares of capital stock of VNG for $550 million, payable in cash at the closing. The purchase price is subject to adjustment to the extent that, at the closing, VNG's working capital deviates from a specified level. CNG must refund $50 million of the purchase price if Dominion does not join AGLR in making an election under Section 338(h)(10) of the Internal Revenue Code with respect to the purchase.

     e) Proposed accounting treatment of the transaction as well as current recording on company's books of record.

          AGLR will account for its acquisition of VNG as a purchase in accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations." AGLR will allocate its purchase price to the fair value of VNG's identifiable assets acquired and liabilities assumed with the excess, if any, allocated to goodwill. Ratemaking treatment, if any, of such allocations will be addressed in future rate proceedings. AGLR has not completed its purchase price allocation as of the current date.

4) Provide assurances that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by the proposed transfer.

          The Transaction will not impair or jeopardize adequate service at just and reasonable rates to VNG's customers. VNG will continue to abide by its approved tariffs, and it will fully honor its obligations to customers and to all regulatory authorities. The Transaction will not impair or in any way diminish the financial, technical or managerial fitness of VNG to continue to provide continuous and adequate natural gas service to its Virginia customers. To the contrary, VNG will become a valued member of the AGLR corporate family, which has a demonstrated record of providing safe, efficient and reliable natural gas service and which has the financial resources, operational experience and commitment needed for VNG to continue to provide adequate service at just and reasonable rates. VNG will also benefit from AGLR's extensive experience with its retail customer choice program in Georgia. As a result of Georgia's Deregulation Act, AGLC continues to provide intrastate delivery service through its existing pipeline system to end-use customers in Georgia, but AGLC has exited the natural gas sales function. AGLC now bills marketers for the services that it provides to them, and on their behalf. As of October 1, 1999, AGLC was delivering natural gas to approximately 1.4 million residential and small business end-use customers in Georgia on behalf of approximately 15 marketers and to approximately 700 large commercial and industrial customers on behalf of approximately 40 poolers. AGLC serves approximately 240 communities throughout Georgia including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta.

5) Show that the sales price was arms-length and that the purchase will result in a direct benefit to customers.

          In its September 17, 1999 order approving the merger of DRI and CNG in Case No. PUA990020, the SCC adopted as a condition of approving such merger that DRI, CNG or both sell and dispose of VNG and all of its assets, including the intrastate pipeline that connects VNG's service territory to the interstate pipeline facilities of CNG, to a purchaser that is not affiliated with DRI, CNG, Virginia Electric and Power Company ("Virginia Power") or VNG. DRI's divestiture of VNG was also required by the Federal Trade Commission ("FTC") in a Decision and Order issued November 4, 1999 ("Consent Order") in connection with its investigation of the DRI/CNG merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HRS Act"). The DRI/CNG merger was consummated on January 28, 2000. Subsequently, DRI began the process for disposition of VNG, which included an open auction, in which AGLR was the successful bidder. AGLR is not affiliated with DRI, CNG, Virginia Power or VNG. Accordingly, the Agreement has been entered into to satisfy the requirements of the SCC's order in Case No. PUA990020 and the FTC's Consent Order. The Agreement contemplates that the Transaction will be consummated by December 31, 2000, but the parties do intend to close by September 30, 2000, which is the end of AGLR's current fiscal year.

6) Provide schedule of plant, book depreciation, and contributed property related to assets to be acquired up to current date (or date of purchase, if acquisition has taken place).

          Not applicable. The proposed Transaction is for the sale and purchase of all of the outstanding shares of capital stock of Virginia Natural Gas, Inc.

7)   Provide  complete  financial  statements of AGL and VNG, to include Balance
     Sheet,  Income  Statement,   and  Cash  Flow  Statement,   for  the  latest
     twelve-month period and for the last five years.

          See Exhibits 5, 8 and 9.

8)   Are invoices available to verify plant figures? If not, why not?

          Not applicable - The proposed Transaction is for the sale and purchase of all of the outstanding shares of capital stock of Virginia Natural Gas, Inc.

9) In addition to the items described above, for applications requesting approval of the acquisition/disposition of control, address the anticipated impact of such action on the regulated company's rates and service, capital structure, and access to capital and financial markets. Discuss favorable and unfavorable economic impacts on the State of Virginia to include employee levels, facilities, and services provided. Will an additional investment be required to improve service quality? Provide specific details on improvements needed. Provide the anticipated impact on rates of such improvements currently and for the next ten years.

     Impact on Regulated Company's Rates and Service

          The Transaction will not impair or jeopardize adequate service at just and reasonable rates to VNG's customers. VNG will continue to adhere to its tariffs and to honor fully its obligations to customers, regulatory authorities and other stakeholders. Additionally, the management style and strategic vision of AGLR will enhance VNG's stable and reliable corporate decision-making.

     Impact on Capital Structure

          The Transaction will have no impact on the capital structure of VNG.

     Impact on Access to Capital and Financial Markets

          The Transaction will not impair VNG's access to capital and financial markets. AGLR has been placed on credit watch by Moody's Investors Services, Fitch Investors Service, Inc and Standard & Poor's. However, such credit watch is customary in mergers and acquisitions and should have no significant impact on VNG's access to capital and financial markets. Also, AGLR fully expects to retain its investment grade credit rating following the completion of the Acquisition.

     Favorable and Unfavorable Economic Impacts on Virginia

          It is not anticipated that the Transaction will have unfavorable economic impacts on the Commonwealth of Virginia. Service levels will likely be enhanced as a combination of best practices and technology is deployed at VNG to serve the community. It is likely that the Transaction will have a favorable economic impact on Virginia. In the long run, it is anticipated that the Transaction will generate new job opportunities in the Commonwealth due to the expansion of the gas distribution system, continued growth in customers, and new business opportunities that will result from increased competition for energy services. Further, the Transaction will enhance VNG's presence in the Commonwealth through the placement of a President and CEO of VNG in Virginia who will manage the day-to-day operations and become actively involved in the affairs of the community. Although the transition and integration plans are not complete, the Parties will work to minimize any work force reductions through a combination of growth, reduced hiring, and attrition to minimize the need for employee separations. All collective bargaining agreements will be honored by VNG. To the extent that the transition and integration plans result in the consolidation of facilities to improve efficiency and work processes, those consolidations will be minimal and service levels will not be compromised.

     Additional Investment to Improve Service Quality

          No additional investment has been identified to improve service quality as a result of the Transaction. VNG will continue to invest in its distribution system to meet the needs of its growing service territory. VNG will continue to provide quality service to its Virginia customers, and there is no anticipated impact on rates resulting from the Transaction.

Tab 7
                            DOMINION RESOURCES, INC.
              TRANSCRIPT FROM MINUTES OF BOARD OF DIRECTORS MEETING
                                  MAY 30, 2000

************************************************************************

                          SALE OF VIRGINIA NATURAL GAS

     WHEREAS, certain officers of the Company have signed a Stock Purchase Agreement dated as of May 8, 2000, by and between AGL Resources, Inc., Consolidated Natural Gas Company, Virginia Natural Gas, Inc. and Dominion Resources, Inc. (the "Agreement"),

     NOW AND THEREFORE, BE IT RESOLVED, that the actions taken by any such officers of the Company in connection with the negotiation and execution and delivery of the foregoing Agreement is hereby in all respects ratified, confirmed and approved; and further

     RESOLVED, that the President, any Executive Vice President, any Senior Vice President or any Vice President of the Company are hereby authorized to negotiate, execute and deliver any agreements, documents, certificates or other documents and to take such other actions as necessary or desirable, in such officer's sole discretion, to carry out the intent of the foregoing resolutions.

************************************************************************

     I, the undersigned, hereby certify that I am Vice President and Corporate Secretary of Dominion Resources, Inc., a Virginia corporation; that the foregoing is a true and correct transcript from the records of the meeting of the Board of Directors of said Company held on May 30, 2000, said meeting having been duly held and a quorum being present and acting throughout.

     I further certify that said resolutions have not been amended or revoked and that the same are now in full force and effect.

     IN WITNESS WHEREOF, I have hereunto set my hand and have affixed the corporate seal of said Company this 21st day of June 2000.

                                  /s/   Patricia A. Wilkerson
                                      ----------------------------------------
                                        Vice President and Corporate Secretary

                       CERTIFICATE OF CORPORATE SECRETARY

     I, Melanie M. Platt, hereby certify that I am duly appointed and qualified Vice President and Corporate Secretary of AGL Resources, Inc., a corporation chartered and existing under the laws of the State of Georgia (the "Company"), that I am familiar with the corporate records of the Company, and further certify individually and on behalf of the Company as follows:

     (i) Attached hereto as Exhibit A is a true and correct excerpt from minutes of meeting of the Board of Directors of the Company held on April 25, 2000, at which meeting a quorum was present and acting throughout; and such excerpt has not been amended, modified, or rescinded and remains in full force and effect.

     WITNESS my signature and the seal of said Company at Atlanta, Georgia, as of this 20th day of June 2000.

                                         /s/ Melanie M. Platt
                                         ---------------------
                                         Melanie M. Platt
                                         Vice President and Corporate Secretary

                                    EXHIBIT A

Excerpt:

Meeting of the Board of Directors of AGL Resources Inc. held April 25, 2000

     WHEREAS, the Company desires to submit a proposal, including a proposed Stock Purchase Agreement, (collectively, the "Proposal") for the purchase of all of the issued and outstanding shares of Virginia Natural Gas, Inc. ("VNG") from Consolidated Natural Gas Company for a total consideration of approximately $550 million in cash, if treated as a stock sale for tax purposes and approximately $550 million in cash, if treated as an asset sale for tax purposes;

     WHEREAS, the Board deems it advisable and in the best interests of the Company to submit the Proposal;

     WHEREAS, the Board desires to ratify, confirm, approve and adopt all actions heretofore or hereafter taken by the Company and its officers, employees and agents in connection with the Proposal;

     WHEREAS, the Board desires to further authorize the officer, employees and agents of the Company to take all acts necessary to consummate all transactions contemplated by the Proposal, including without limitation the negotiation, execution, delivery and performance of a definitive Stock Purchase Agreement (the "Stock Purchase Agreement") by and among the Company, Consolidated Natural Gas Company, a Delaware corporation, VNG, a Virginia corporation, and Dominion Resources, Inc., a Virginia corporation, pursuant to which the Company would purchase all of the issued and outstanding shares of VNG from Consolidated Natural Gas Company as well as all agreements to be referenced therein or contemplated thereby (collectively, with the Stock Purchase Agreement, the "Transaction Documents" and each individually, a "Transaction Document"), with the terms of such Transaction Documents to be negotiated on behalf of the Company by the President or any Senior Vice-President of the Company (each an "Authorized Officer" and collectively, the "Authorized Officers");

     WHEREAS, the Board desires to ratify, confirm, approve and adopt all actions heretofore or hereafter taken by the Company and its officers, employees and agents in connection with the Stock Purchase Agreement, including the negotiation, execution and delivery of the Transaction Documents;

     WHEREAS, the Board desires to further authorize the officers, employees and agents of the Company to take all acts necessary to consummate all transactions contemplated by the Stock Purchase Agreement, including without limitation the execution, delivery and performance of any Transaction Documents, and the payment of all amounts now or hereafter due and payable by the Company under the Transaction Documents;

     NOW, THEREFORE, BE IT RESOLVED that all actions taken by the Company and its officers, employees and agents in connection with the negotiation, execution and delivery of the Proposal are hereby ratified, confirmed, approved and adopted;

     FURTHER RESOLVED, that the Company is authorized to submit the Proposal, with such changes, modifications, substitutions, and additions as any Authorized Officer shall in his or her sole discretion approve, and to undertake all transactions contemplated thereby;

     FURTHER RESOLVED,  that if the Proposal is accepted, any Authorized Officer
is  hereby  authorized  to  negotiate,   execute  and  deliver  the  Transaction
Documents;

     FURTHER RESOLVED, that all actions taken by the Company and its officers, employees and agents in connection with the negotiation, execution and delivery of the Transaction Documents are hereby ratified, confirmed, approved and adopted;

     FURTHER RESOLVED, that any Authorized Officer is authorized and empowered to make, execute and deliver for and in the name of the Company each Transaction Document at such time and in such form as may be approved by such Authorized
Officer, with the authority of the Authorized Officer to make, execute and deliver each Transaction Document being conclusively evidenced by the signature of the Authorized Officer on each Transaction Document, and the Authorized Officers are further authorized and directed to take all such further action and execute and deliver for and in the name of the Company all such documents, certificate and documents referenced in any Transaction Document or as may be necessary, appropriate, desirable and/or required in order to carry out the intent and purposes of the terms of the Transaction Documents;

     FURTHER RESOLVED, that the Corporate Secretary of the Company is authorized and directed to attest to the signature of any signatory officer to call instruments, certificates and documents as may be executed in connection with the Transaction Documents, and to affix the Company's seal thereto (provided that no attestation or seal shall be required to make such documents effective, valid, binding and enforceable); and

     FURTHER RESOLVED, that any actions or deeds done by any officer or agent of the Company in accordance with these resolutions or to facilitate the actions contemplated by these resolutions are hereby approved, ratified, confirmed and adopted; and that the officers and agents of the Company are authorized to take and do such further acts and deeds, and to execute and deliver, for and in the name of the Company, such other documents, papers, and instruments as they deem necessary, appropriate, advisable or required in order to effectuate the purpose and intent of these resolutions, and the taking of any such acts and deeds, and the execution and delivery of any such documents, papers and instruments are hereby approved, ratified, confirmed and adopted.

Exhibit 10

                   PRELIMINARY IDENTIFICATION OF OPPORTUNITIES
                      FOR EFFICIENCY GAINS AND COST SAVINGS

SUMMARY

AGL Resources (AGLR) is proposing to acquire Virginia Natural Gas, Inc. (VNG). In recent years VNG has been operated as a wholly-owned natural gas distribution subsidiary of Consolidated Natural Gas Company (CNG). As a condition to the approval of the merger of CNG and Dominion Resources, Inc. (DRI), the Virginia State Corporation Commission and the Federal Trade Commission have required the divestiture of VNG. The divestiture of VNG was deemed necessary to ensure and promote a competitive environment for utility energy services in Virginia. As part of the acquisition process, the management of AGLR conducted a preliminary review of the types of potential efficiency gains and cost savings estimates that may result from the acquisition of VNG. The actual transition analysis and planning are underway currently, and are expected to continue past closing of this transaction. The results of the initial review are described in the attached document.

The potential acquisition-related efficiency gains and estimated cost savings described in this report were developed by AGLR's management, with the assistance of Deloitte Consulting, as part of AGLR's acquisition due diligence. The process utilized by AGLR's management identified sources of savings typically available in an acquisition of this type. Additional savings quantification, based on more complete information, is anticipated as part of the implementation process after the transaction closes.

Estimates of costs savings are inherently speculative. Indeed, the potential exists that various economies already realized within the CNG organization may be difficult to replicate by an organization of lesser scale. Thus, the achieved cost savings may be partially or substantially offset by changes driven by both scale of operation and the length of time required for full implementation of new process and procedures.

The estimated cost savings generally reflect the potential to capture cost-reduction or cost-avoidance opportunities by consolidating separate, stand-alone corporate and operations support functions into a single service company. This consolidation and integration thus may enable duplicative functions and positions to be eliminated; similar corporate activities to be combined, avoided or reduced in scope; external purchases of commodities and services to be aggregated, and; certain capital expenditures to be avoided.

A goal of the current transition analysis and planning initiative is to identify opportunities for efficiency gains and cost savings, if any exist, and to quantify the potential opportunities that have been identified to date. Emphasis is being placed on eliminating duplicative labor positions, reducing overlapping non-labor corporate programs (e.g. - information technology, administrative & general overhead, etc.), capturing non-fuel purchasing economies and reducing predecessor holding company costs. At the same time, the transition team has been charged with ensuring that there is no deterioration in service quality. Likewise, no actions will be taken that would compromise the safety standards of AGLR and VNG. Indeed, it is likely that knowledge sharing and best practice transfers among operating units will be enabled by this transaction and will lead to service enhancements for all end-use customers served by AGLR companies.

                                    OVERVIEW

The proposed acquisition of VNG by AGLR has multiple goals. One of those goals is the capture of operational and management efficiencies that will provide benefits to the customers, employees, and shareholders of the companies and to the communities in which the companies operate. The proposed acquisition affords the individual companies the opportunity to optimize the use of existing resources and expertise to meet successfully the challenges of the evolving business environment. The benefits accruing to all stakeholders will include continued improvements in service quality, increased responsiveness to stakeholder needs, and potentially lower cost.

Based on the information made available during the due diligence phase of the acquisition process, a review was done of potential efficiencies that could result from integrating management and operational support areas of the companies. This review focused on current cost structures and potential impacts on these cost structures post-integration under the assumption that the body of work performed and the environment in which this work is performed remain essentially constant. Of course, given the current evolution of the environment in which energy companies are operating, e.g. unbundling and restructuring energy delivery services in Virginia, it is unlikely that these variables will remain constant. However, for purposes of this review, it was inappropriate to make assumptions about what the specific obligations and opportunities of the combined company would be under a new, as yet unformulated, environment.

The following is a description of the efficiency gains and estimated benefits that may be reasonably attainable under the proposed integration of AGLR and VNG. These benefits are identified by the nature and area of occurrence and are described with respect to the method of calculation.

NATURE OF POTENTIAL BENEFITS

As previously described, the integration of relevant AGLR and VNG functions potentially creates opportunities for all of the various stakeholders or constituencies to benefit directly from integration. These benefits are viewed as a natural by-product of the acquisition and are believed to be recurring in nature.

     o The combination of AGLR and VNG will provide an opportunity to realize potential benefits in the form of economies, efficiencies and operating effectiveness. These synergies relate to a variety of operational functions and potentially create benefits that will accrue directly to customers.

The key benefits of close operational integration, complementary business scope, heightened management attention, and service territory diversity accrue to the general value of all of the stakeholder groups, but directly impact each group to different degrees as discussed below:

     - Customers - The customers of AGLR's existing operating units and VNG are the most direct beneficiaries of the combination as they will realize the benefits of future cost savings from operational efficiencies in the form of potentially lower cost-of-service than would otherwise exist. This group also benefits from the enhanced coordination of key planning processes and the increased focus this brings to these processes. Customers as a group also benefit through the increased financial strength and flexibility of the combined companies, which assures that a high quality of service delivery can be maintained.

     - Employees - The combination of AGLR and VNG will provide career opportunities to the employee group, as a whole, from both the expansion of job responsibility and an increase in general opportunities. As the two companies combine, they will have a need to broaden the skills and experience of existing employees to complement the position requirements of the combined companies. The combination will also result in the creation of new positions and will increase the number of opportunities available for career development to employees through new job opportunities in the growing regulated business. The combined companies will be committed to retaining talented employees to successfully meet the challenges of the evolving business environment.

     - Shareholders - The increased financial strength that potentially will result from the combination of AGLR and VNG may provide future growth opportunities for the shareholders of AGLR. The presence of a larger and more diverse asset base and the increased cash flow that will be generated from operations can enhance the opportunity for increased price appreciation and total return in the future. Further, the AGLR shareholders may benefit from the improved strategic position of the combined companies, which may provide for additional growth opportunities and increased market recognition of the significance of the combined companies.

DEVELOPMENT OF POTENTIAL COST SAVINGS

Areas where potential cost savings could result from the transaction were identified at the outset of the effort. This effort was generally conducted based on internal information from the Companies. The areas where integration-related impacts were expected to occur were evaluated and potential savings were estimated, where possible. Estimates were based on a number of factors, including avoiding duplication, comparing per unit costs among the operating units, comparing similar transactions, and management insight based on past experience.

The potential savings identified to date reflect those areas where the total level of costs can be affected by actions of management that are the direct result of the acquisition of VNG by AGLR. These savings areas are principally derived from the operational efficiencies that are created upon integration of two corporate and operations support organizations. These savings areas would typically incorporate both cost reduction and cost avoidance. As a result of the proposed acquisition of VNG by AGLR, both cost reduction and cost avoidance opportunities have been preliminarily identified based on the information obtainable and on the current business environments of both companies. Where particular functions can be performed in one or more locations, decisions have not yet been made as to the location at which the costs would be avoided. Such decisions, together with the more refined estimates of the potential savings, will be made in the transition analysis, planning and implementation phases. Likewise, the costs to achieve such savings will be further quantified.

DISCUSSION OF POTENTIAL COST SAVINGS

The integration of AGLR and VNG will create a number of opportunities to realize potential cost savings. From the review completed to date, the breadth of potential cost savings opportunities includes the corporate administration and operations support areas. These areas are summarized by category below:

     -    Corporate and Operations Support Staffing
     -    Corporate and Administrative Programs
     -    Purchasing Economies (Nonfuel)
     -    Reduced Holding Company Charges

       The Process for Identifying and Quantifying Potential Cost Savings

AGLR management, in cooperation with VNG, has developed a broad framework for planning and executing the transition and integration of VNG. Identifying and quantifying potential efficiency gains and cost savings opportunities are integral to the transition and integration framework. Four distinct, detailed transition phases of work embody that framework.

The first and current phase of work involves Transition Analysis. This phase of work requires the development and chartering of inter-company management teams to develop and document an understanding of current organization structures, processes and policies; identifying differences in organizational performance and related cost drivers; understanding organizational similarities and differences between the two companies from a best practices standpoint; and quantifying legal and operational business requirements for Day 1 operations.

In conjunction with this initial phase of work, a core team of AGLR and VNG subject matter experts has begun compiling facts and issues to provide a baseline for future integration actions. Broad areas of focus include Operations and Engineering, Customer Service, Finance and Accounting, Human Resources, Information Technology, Legal/Regulatory and Communications. The Transition Analysis phase of activity is ongoing as of the date of this report.

The second phase of work is Transition Planning. The planning phase links to the baseline costs developed in the Analysis Phase to help quantify the business case. In addition, all customer requirements developed during the Analysis Phase are refined and used to drive the development of processes to be employed in the combined entity.

Implementation Planning is the third distinct phase of work. The business cases developed during the Planning Phase constitute the starting point for Implementation Planning. During this phase of work, a complete and integrated set of analyses from all previous phases is provided to the selected business function managers. Also, planned performance enhancements are continually measured against the Analysis Phase baseline.

The fourth and final phase is Transition Implementation, marking the integration of processes and organization following the official closing of the transaction.

Each of the four areas of potential cost savings identified above will be examined in this four-phase process, as further described below.

Corporate and Operations Support Labor

The integration of certain relevant functions of AGLR and VNG will provide an opportunity to integrate existing corporate administrative and operations support functions. Savings in this area arise through the elimination of redundant functions within both headquarters and operations support in areas such as:

     -    Executive Management - Legal
     -    Finance, Accounting and Planning
     -    Human Resources
     -    Information Services
     -    - Administrative and Support
     -    Customer Service
     -    Distribution

An integration of related corporate and operating support functions between the companies provides an opportunity to combine functions, eliminate duplicative activities and take advantage of productivity efficiencies. Because a significant portion of payroll costs are relatively fixed and, in general, do not vary directly with an increase or decrease in the number of customers served, certain labor efficiencies may be achieved with no impact on customers. For example, the integration of two accounting departments would typically create savings. Potential redundancy identification would begin with the alignment of the functional departments within each company to ensure comparability across different organizational structures. Each individual function within the accounting department, including budget and forecasting, general accounting and tax accounting, among others, may contain duplicative personnel performing similar tasks. Such duplicative positions could be reduced and economies of scale could be captured.

These functions represent the broad categories of headquarters or operations support that are performed by both AGLR and VNG. The consolidation will provide an opportunity to combine these functions or departments and eliminate duplicate activities in the dual locations. The need to perform these activities separately will no longer exist once integration is achieved, as the combined company will only require that these functions be performed once on behalf of the total corporation. Thus, the ability to reduce the stand-alone total costs of these functions is directly attributable to the acquisition and would not be attainable in its absence.

Operations  support  labor  savings  are  created by the  nature of the  various operations support functions. The combination will also enable integration of duplicative technical and engineering support functions. Both companies maintain support staff, e.g. design engineering, to perform customer or system-related functions and to meet the service quality needs of customers. Other specific functions are performed in field locations and generally relate to the areas of meter reading, customer service and service operations, such as construction and maintenance. Because the two companies do not have contiguous territories, savings opportunities are limited to work activities that are not site-specific such as engineering support. Field activities directly impacting the customer will not be significantly affected by the consolidation and therefore reliability and service quality will not be adversely impacted. In fact, other operations support and field operations programs will be focused on improving operating efficiency.

Corporate and Administrative Programs

Both AGLR and VNG incur many costs for items that relate to the operation of each operating unit, but which are not directly attributable to customers. Such costs include items such as benefits, professional services, and information systems. These costs are of a corporate nature and are incurred to support the corporate staffing infrastructure, obtain needed services or protect investments. Several such areas have been identified and evaluated by management to determine the quantifiable cost savings potential.

     -    Administrative and general overhead
     -    Benefits administration
     -    Information services
     -    Professional services
     -    Other outside services
     -    Facilities

Each of these savings areas is outlined below.

     - Administrative and general overhead - Many costs associated with corporate administrative and general personnel are captured as overhead costs in FERC Account No. 921. These costs include employee business expenses, office supplies, employee memberships, transportation expenses, and miscellaneous other expenses and are directly variable with employee levels. To the extent that positions are determined to be duplicative and are thus eliminated, there will be related administrative and general overhead savings.

     - Benefits administration - Potential cost savings may occur as a result of the increased purchasing power in negotiating the administrative fees associated with the procurement of similar employee benefits for the combined company and from eliminating duplicate


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          fees.  Areas where  savings  could occur  include  pension trust fees, actuarial fees, recordkeeping fees, thrift trustee fees, and group plan administration fees. Potential reductions in administrative fees from the consolidation of these various plans were identified. A further reduction of total combined net benefit expense, after
          combination   of  the   respective   benefits   plan  into  a  single,
          comprehensive plan, may also be possible. This potential saving does not contemplate changes in plan design.

          - Information systems - The effective management of operations requires the design, development and installation of support systems to provide information or processing capability to support the service delivery functions and provide information for management and decision making. Both AGLR and VNG maintain information systems (IS) departments to facilitate the systems development effort and support the information processing needs of each company. Five areas of IS are being reviewed for potential cost savings opportunities, including: data center consolidation, distributed network operations, applications consolidation, application development projects and telecommunications. In the short-term a transition contract with CNG will be maintained to obtain IT services until systems are fully converted to AGLR's systems.

     - Professional services - Potential cost savings have been identified in expenses associated with professional services, e.g., consulting, legal, financial, accounting, etc. Each of the companies utilize a variety of consultants and professional advisors for assignments where either specialized skill or knowledge is required or external requirements exist which require the retention of professional services. With a broader resource and capabilities mix available to the combined company, it is likely that less reliance on external advisors will be necessary.

     - Facilities Consolidation - Cost savings in this area may be possible because of anticipated consolidation of functions that are currently performed in both Virginia and Georgia. To the extent that the going-forward work force is streamlined, there would be a related opportunity to reduce total facilities space into fewer locations or consolidated in a single location if the function is centralized. Subsequently, unused space can be subleased or sold, reducing the cost of corporate facilities.

Purchasing Economies (Nonfuel)

Currently, AGLR and VNG independently maintain separate purchasing departments responsible for maintaining materials and supplies used by employees at various storeroom locations. While AGLR's purchasing department is responsible for the acquisition of all non-fuel materials and supplies, VNG relies on CNG for a portion of its


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procurement activity. As a result of the combination, savings can be realized in the procurement of both materials and supplies.

In addition to the professional services category discussed above, both AGLR and VNG procure certain services from third party vendors. These services are typically more closely related to operations support and capital projects, e.g. engineering design and construction. Integration of the companies will allow them to contract jointly with certain related third party vendors for common services and obtain purchasing leverage.

Reduced Holding Company Charges

As a subsidiary of CNG, VNG incurs costs associated with this ownership relationship. These costs are associated with services provided directly to VNG related to general management and oversight provided by the parent. These charges are received by VNG either as direct billings or through corporate allocations.

VNG has historically incurred charges from CNG for assistance directly related to such matters as benefits administration, insurance administration, risk management, intellectual capital, and organizational development and training. When VNG separates from CNG and becomes a subsidiary of AGLR, some of these services may be provided by AGLR, some may be outsourced to third parties and some may be discontinued altogether, depending on the nature of the service and future requirements of the company. Elimination, reduction or replacement of the services currently provided directly to VNG by CNG will provide the opportunity for cost evaluations.

As VNG's parent, CNG also allocates a portion of the general corporate overhead to VNG. Since these costs are incurred by CNG for the benefit of all of their subsidiaries but cannot be identified as directly benefiting one more than another, they are allocated to each subsidiary based on a generally accepted, standardized formula. The types of costs allocated through such a formula include such items as executive compensation, facilities, investor relations and community affairs. These costs are generally incurred by all companies on behalf of their subsidiaries and are allocated to each subsidiary in a manner similar to that used by CNG. When VNG is separated from CNG and becomes a subsidiary of AGLR, the allocated company costs of CNG will be eliminated. Necessary services for VNG will be replaced by services from AGLR, together with certain allocations from AGLR to reflect increased costs from absorbing increased work volumes. The level of such services and the corresponding charges to VNG from AGLR are not yet known. It is known, however, that the current charges from CNG to VNG significantly exceed the amount that was included in VNG's revenue requirements in its last rate case. Cost increases from CNG since 1996 were driven in large measure by an effort to centralize support functions within the service company to realize benefits from economies of scale. If the level of corporate charges and allocations to VNG by AGLR can be reduced to the levels included in the last rate case revenue requirements determination, then the cost savings would be approximately $5 million annually. In order for AGLR to achieve the target savings identified above, AGLR must improve efficiencies across the spectrum of services offered at present by CNG.

COSTS TO ACHIEVE

Several of the potential cost savings that have been identified cannot be achieved without the expenditure of direct costs. For example, streamlining duplicative positions potentially will require out-of-pocket expenditures to support their realization. To the extent that attrition, controlled hiring, retraining, and better management programs do not fully achieve the position elimination that may be appropriate, other separation packages may be made available to employees.

Certain areas, such as information systems integration and facilities consolidation, will also require expenditures to achieve the savings due to costs of integration implementation. Most of these costs are expected to be incurred in the first year of the consolidation (or before) with the exception of information systems, which is likely to be incurred over multiple years. Potential costs to achieve consolidation savings include: severance costs, relocation costs, information systems integration costs, facilities integration costs, communications costs, and transition costs.

As in most transactions of this nature, it is reasonable to expect costs to exceed savings initially. Nonetheless, the cost/benefit analysis that will be employed by the transition team will ensure that the savings are achievable, or the actions will not be undertaken.

ANTICIPATED EFFICIENCY GAINS AND COST SAVINGS

An examination of other mergers and acquisitions reveals long-run, sustainable savings ranging from approximately 2% to approximately 16% of non-fuel O&M expenses, with the average being just below 9%. The preliminary, high-level review of the areas discussed above, including the costs to achieve, are estimated to produce potential net cost savings from the post-acquisition consolidation consistent with the range of the industry experience to date.


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Nonetheless,  the actual savings achieved by the consolidation  will reflect the structure of the new company after all functions are integrated. As discussed above, the process for Transition Analysis, Transition Planning, Implementation Planning, and Transition Implementation in underway. Additionally, the cost structure of the consolidated company may reflect changes in the business environment in addition to those associated with the consolidation.

Notwithstanding the foregoing statement concerning the preliminary estimate of savings and the range of savings in the industry, a note of caution is required. DRI, CNG and VNG are all efficiently operated entities. Additionally, DRI and CNG are significantly larger than AGLR, and therefore have already realized many economies of scale. As such, there may be services that AGLR will not be able to reproduce at CNG's costs for similar shared services. AGLR is comfortable, though, that the total potential net cost savings will offset any increased cost.